Exhibit 99.1

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649

FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports First Quarter Results
Declares Quarterly Cash Dividend
Company schedules conference call for May 7, 2010 at 10:00 A.M. Eastern
     DALLAS, TEXAS, May 6, 2010 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the first quarter of 2010. Net loss for the first quarter of 2010 was ($52.9) million, or ($0.98) per share, compared to net income of $17.4 million, or $0.37 per share, for the same period last year. Excluding special items, Alon recorded net loss of ($49.1) million, or ($0.91) per share, for the first quarter of 2010, compared to net income of $19.3 million, or $0.41 per share, for the same period last year.
     Jeff Morris, Alon’s CEO, commented, “In March 2010, Alon Refining Krotz Springs prepaid its revolving credit facility from a new $65 million bridge credit facility that is scheduled to terminate on June 15, 2010. In April 2010, Alon Refining Krotz Springs signed a multi-year agreement with a major financial institution that will allow us to retire the obligations under this bridge credit facility and support the operation of the Krotz Springs refinery at 75,000 barrels per day. The structure of this new agreement is also expected to result in lower borrowing costs. The Krotz Springs refinery has been shut down since November 2009 for turnaround and capital projects work and is expected to be back in full operation in the second half of May 2010. We appreciate the trust and confidence we received from these financial institutions in entering into these arrangements with us.
     “Also in March 2010, a U.S. bankruptcy court approved our purchase of the Bakersfield refinery from Big West of California, LLC, a subsidiary of Flying J, Inc. We are continuing our work to finalize this transaction. As I have noted before, we believe the Bakersfield refinery provides an alternative solution to convert our current vacuum gas oil production at our California refineries into gasoline and distillate products.”
     Special items for the first quarter of 2010 include an after-tax loss of ($3.9) million for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs revolving credit facility. Special items for the first quarter of 2009 included accumulated dividends of $2.0 million on the preferred shares of Alon Refining Louisiana prior to their conversion to common stock of Alon at December 31, 2009.
     Refinery operating margin at the Big Spring refinery was $4.91 per barrel for the first quarter of 2010 compared to $13.63 per barrel for the same period in 2009. This decrease was primarily due to lower Gulf Coast 3/2/1 crack spreads. Refinery operating margin at the California refineries was ($0.42) per barrel for the first quarter of 2010 compared to $1.21 per barrel for the same period in 2009. This decrease primarily resulted from lower West Coast 3/2/1 crack spreads.
     The Big Spring refinery and California refineries combined throughput for the first quarter of 2010 averaged 61,047 barrels per day (“bpd”), consisting of 42,784 bpd at the Big Spring refinery and 18,263 bpd at the California refineries compared to a combined average of 93,178 bpd in the first quarter of 2009, consisting of 64,417 bpd at the Big Spring refinery and 28,761 bpd at the California refineries. The Big Spring refinery throughput was lower due to reformer regeneration work performed during the first quarter of 2010. The California refineries’ throughput was lower due to efforts to optimize asphalt production with demand. There was no throughput at the Krotz Springs refinery in the first quarter of 2010 due to turnaround and capital projects work. Throughput at the Krotz Springs refinery for the first quarter of 2009 was 53,712 bpd.
     Gulf Coast 3/2/1 average crack spreads were $7.09 per barrel for the first quarter of 2010 compared to $9.65 per barrel for the first quarter of 2009. Gulf Coast 2/1/1 high sulfur diesel average crack spreads were $6.25 per barrel for the first quarter of 2010 compared to $9.48 per barrel for the first quarter of 2009. West Coast 3/2/1 average crack spreads were $10.12 per barrel for the first quarter of 2010 compared to $17.92 per barrel for the first quarter of 2009.
     Asphalt margins for the first quarter of 2010 increased to an average of ($28.50) per ton compared to ($51.48) per ton for the first quarter of 2009. On a cash basis, asphalt margins in the first quarter of 2010 were $14.44 per ton compared to $108.61 per ton in the first quarter of 2009. Adjusted EBITDA for the asphalt segment in the first quarter of 2010 was ($10.0) million, after excluding negative inventory effects of ($6.5) million, compared to adjusted EBITDA in the first quarter of 2009 of $8.3 million, after excluding negative inventory effects of ($29.5) million. The average blended asphalt sales price increased 47.5% from $314.16 per ton in the first quarter of 2009 to $463.53 per ton in the first quarter of 2010 and the average non-blended asphalt sales price increased 169.8% from $123.73 per ton in the first quarter of 2009 to $333.82 per ton in the first quarter of 2010. The blended asphalt sales accounted for 89.1% of total asphalt sales in the first quarter of 2010.
     In our retail and branded marketing segment, retail fuel sales gallons increased by 15.6% from 28.3 million gallons in the first quarter of 2009 to 32.7 million gallons in the first quarter of 2010. Our branded fuel sales increased by 5.5% from 66.8 million gallons in the first quarter of 2009 to 70.5 million gallons in the first quarter of 2010.
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on June 15, 2010, to stockholders of record at the close of business on May 28, 2010.
     The Company has scheduled a conference call for Friday, May 7, 2010, at 10:00 a.m. Eastern, to discuss the first quarter 2010 results. To access the call, please dial 877-941-2332, or 480-629-9722, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through May 21, 2010, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4280015#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the FINA brand at these locations and at approximately 625 distributor-serviced locations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR BALANCE
SHEET DATA AS OF DECEMBER 31, 2009, IS UNAUDITED)

	For the Three Months Ended
	March 31,
	2010	2009
	(dollars in thousands,
	except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$579,313	$722,180
Operating costs and expenses:
Cost of sales	538,715	539,730
Direct operating expenses	61,444	68,864
Selling, general and administrative expenses (2)	31,807	31,915
Depreciation and amortization (3)	26,322	22,090

Total operating costs and expenses	658,288	662,599

Operating income (loss)	(78,975)	59,581
Interest expense (4)	(26,585)	(28,256)
Equity losses of investees	(103)	(3)
Other income, net (5)	14,204	257

Income (loss) before income tax expense (benefit), non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(91,459)	31,579
Income tax expense (benefit)	(34,713)	10,995

Income (loss) before non-controlling interest in income (loss) of subsidiaries and accumulated dividends on preferred stock of subsidiary	(56,746)	20,584
Non-controlling interest in income (loss) of subsidiaries	(3,804)	1,083
Accumulated dividends on preferred stock of subsidiary	—	2,150

Net income (loss) available to common stockholders	$(52,942)	$17,351

Earnings (loss) per share, basic and diluted	$(0.98)	$0.37

Weighted average shares outstanding, basic (in thousands)	54,161	46,806

Cash dividends per share	$0.04	$0.04

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(40,979)	$119,527
Investing activities	(6,331)	(15,009)
Financing activities	14,433	(104,679)
OTHER DATA:
Adjusted net income (loss) available to common stockholders (6)	$(49,068)	$19,347
Earnings (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax, and accumulated dividends on preferred stock of subsidiary (6)	$(0.91)	$0.41
Adjusted EBITDA (7)	(38,552)	81,925
Capital expenditures (8)	7,303	10,357
Capital expenditures to rebuild the Big Spring refinery	—	32,135
Capital expenditures for turnaround and chemical catalyst	10,009	7,363

	March 31,	December 31,
	2010	2009
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$7,560	$40,437
Working capital	29,198	84,257
Total assets	2,083,646	2,132,789
Total debt	954,616	937,024
Total equity	377,055	431,918

REFINING AND UNBRANDED MARKETING SEGMENT

	For the Three Months Ended
	March 31,
	2010	2009
	(dollars in thousands, except per
	barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$483,040	$633,297
Operating costs and expenses:
Cost of sales	463,864	469,363
Direct operating expenses	50,352	58,371
Selling, general and administrative expenses	6,388	7,327
Depreciation and amortization	20,954	16,877

Total operating costs and expenses	541,558	551,938

Operating income (loss)	$(58,518)	$81,359

KEY OPERATING STATISTICS:
Total unbranded sales volume (bpd)	36,280	122,459
Per barrel of throughput:
Refinery operating margin — Big Spring (10)	$4.91	$13.63
Refinery operating margin — CA Refineries (10)	(0.42)	1.21
Refinery operating margin — Krotz Springs (10)	N/A	13.19
Refinery direct operating expenses — Big Spring (11)	6.57	3.60
Refinery direct operating expenses — CA Refineries (11)	8.82	5.84
Refinery direct operating expenses — Krotz Springs (11)	N/A	4.63
Capital expenditures	$6,312	$9,398
Capital expenditures to rebuild Big Spring refinery	—	32,135
Capital expenditures for turnaround and chemical catalyst	10,009	7,363

PRICING STATISTICS:
WTI crude oil (per barrel)	$78.75	$43.10
WTS crude oil (per barrel)	76.87	42.16
MAYA crude oil (per barrel)	69.84	38.58
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$7.09	$9.65
Group III (12)	6.75	9.72
West Coast (12)	10.12	17.92
Crack spreads (6/1/2/3) (per barrel):
West Coast (12)	$1.45	$6.21
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$6.25	$9.48
Crude oil differentials (per barrel):
WTI less WTS (13)	$1.88	$0.94
WTI less MAYA (13)	8.91	4.52
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.040	$1.218
Gulf Coast ultra low-sulfur diesel	2.052	1.331
Gulf Coast high sulfur diesel	2.008	1.285
Group III unleaded gasoline	2.036	1.232
Group III ultra low-sulfur diesel	2.035	1.309
West Coast LA CARBOB (unleaded gasoline)	2.136	1.505
West Coast LA ultra low-sulfur diesel	2.076	1.349
Natural gas (per MMBTU)	$4.99	$4.47

THROUGHPUT AND YIELD DATA:
BIG SPRING

	For the Three Months Ended
	March 31,
	2010		2009
	bpd	%	bpd	%
Refinery throughput:
Sour crude	35,978	84.1	55,452	86.1
Sweet crude	5,258	12.3	7,864	12.2
Blendstocks	1,548	3.6	1,101	1.7

Total refinery throughput (14)	42,784	100.0	64,417	100.0

Refinery production:
Gasoline	20,618	48.9	28,265	44.9
Diesel/jet	13,743	32.6	21,737	34.5
Asphalt	2,359	5.6	5,228	8.3
Petrochemicals	2,021	4.8	3,026	4.8
Other	3,396	8.1	4,672	7.5

Total refinery production (15)	42,137	100.0	62,928	100.0

Refinery utilization (16)		64.8%		90.5%
THROUGHPUT AND YIELD DATA:
CALIFORNIA REFINERIES

	For the Three Months Ended
	March 31,
	2010		2009
	bpd	%	bpd	%
Refinery throughput:
Sour crude	4,106	22.5	12,225	42.5
Heavy crude	13,740	75.2	16,498	57.4
Blendstocks	417	2.3	38	0.1

Total refinery throughput (14)	18,263	100.0	28,761	100.0

Refinery production:
Gasoline	2,469	14.0	3,266	11.5
Diesel/jet	3,370	19.1	6,215	22.0
Asphalt	6,163	34.9	8,735	30.9
Light unfinished	—	—	1,909	6.7
Heavy unfinished	5,259	29.8	7,796	27.6
Other	393	2.2	370	1.3

Total refinery production (15)	17,654	100.0	28,291	100.0

Refinery utilization (16)		24.6%		58.5%
THROUGHPUT AND YIELD DATA:
KROTZ SPRINGS

	For the Three Months Ended
	March 31,
	2010		2009
	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	—	—	27,423	51.1
Heavy sweet crude	—	—	20,083	37.4
Blendstocks	—	—	6,206	11.5

Total refinery throughput (14)	—	—	53,712	100.0

Refinery production:
Gasoline	—	—	24,449	44.7
Diesel/jet	—	—	24,468	44.7
Heavy oils	—	—	887	1.6
Other	—	—	4,885	9.0

Total refinery production (15)	—	—	54,689	100.0

Refinery utilization (16)		N/A		57.2%

ASPHALT SEGMENT

	For the Three Months Ended
	March 31,
	2010	2009
	(dollars in thousands,
	except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$67,141	$50,760
Operating costs and expenses:
Cost of sales (17)	71,445	60,233
Direct operating expenses	11,092	10,493
Selling, general and administrative expenses	1,066	1,154
Depreciation and amortization	1,717	1,698

Total operating costs and expenses	85,320	73,578

Operating loss	$(18,179)	$(22,818)

KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	129	147
Non-blended asphalt sales volume (tons in thousands) (19)	22	37
Blended asphalt sales price per ton (18)	$463.53	$314.16
Non-blended asphalt sales price per ton (19)	$333.82	$123.73
Asphalt margin per ton (20)	$(28.50)	$(51.48)
Capital expenditures	$179	$162
RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended
	March 31,
	2010	2009
	(dollars in thousands,
	except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$226,028	$167,470
Operating costs and expenses:
Cost of sales (17)	200,302	139,481
Selling, general and administrative expenses	24,165	23,244
Depreciation and amortization	3,420	3,368

Total operating costs and expenses	227,887	166,093

Operating income (loss)	$(1,859)	$1,377

KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (21)	70,469	66,792
Branded fuel margin (cents per gallon) (21)	4.2	5.6
Number of stores (end of period)	308	306
Retail fuel sales (thousands of gallons)	32,714	28,283
Retail fuel sales (thousands of gallons per site per month)	35	31
Retail fuel margin (cents per gallon) (22)	9.0	14.2
Retail fuel sales price (dollars per gallon) (23)	$2.63	$1.87
Merchandise sales	$63,482	$63,053
Merchandise sales (per site per month)	69	69
Merchandise margin (24)	30.0%	31.7%
Capital expenditures	$397	$219

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $12,786 and $11,044 for the three months ended March 31, 2010 and 2009, respectively. Net sales also include royalty and related net credit card fees of $773 and $266 for the three months ended March 31, 2010 and 2009, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $188 and $190 for the three months ended March 31, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $231 and $147 for the three months ended March 31, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(4)	Interest expense of $26,585 for the three months ended March 31, 2010, includes a charge of $6,659 for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility. Interest expense of $28,256 for the three months ended March 31, 2009 includes $5,715 related to the unwind of the heating oil crack spread hedge at the Krotz Springs refinery.

(5)	In the first quarter of 2010, Alon sold approximately two thirds of its investment in Holly Energy Partners for $22,760, resulting in a gain of $8,047. Subsequently, Alon marked-to-market its remaining investment, resulting in an unrealized gain of $6,291.

(6)	The following table provides a reconciliation of net income (loss) available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to common stockholders utilized in determining earnings (loss) per common share, excluding after-tax loss on write-off of unamortized debt issuance costs and accumulated dividends on preferred stock of subsidiary. Our management believes that the presentation of adjusted net income (loss) available to common stockholders and earnings (loss) per common share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended
	March 31,
	2010	2009
	(dollars in thousands,
	except per share data)
Net income (loss) available to common stockholders	$(52,942)	$17,351
Plus: Write-off of unamortized debt issuance costs, net of tax	3,874	—
Plus: Accumulated dividends on preferred stock of subsidiary	—	1,996

Adjusted net income (loss) available to common stockholders	$(49,068)	$19,347

Weighted average shares outstanding (in thousands)	54,161	46,806

Earnings (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax, and accumulated dividends on preferred stock of subsidiary	$(0.91)	$0.41

(7)	Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest has on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income (loss) available to common stockholders to Adjusted EBITDA for the three months ended March 31, 2010 and 2009, respectively:

	For the Three Months Ended
	March 31,
	2010	2009
	(dollars in thousands)
Net income (loss) available to common stockholders	$(52,942)	$17,351
Non-controlling interest in income (loss) of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	(3,804)	3,233
Income tax expense (benefit)	(34,713)	10,995
Interest expense	26,585	28,256
Depreciation and amortization	26,322	22,090

Adjusted EBITDA	$(38,552)	$81,925

(8)	Includes corporate capital expenditures of $415 and $578 for the three months ended March 31, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(9)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market price. These intersegment sales are eliminated through consolidation of our financial statements.

(10)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. There were unrealized hedging gains of $18,026 for the Krotz Springs refinery for the three months ended March 31, 2009.

(11)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(12)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast

LA CARBOB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. A 2/1/1 crack spread in a given region is calculated assuming that two barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and high sulfur diesel and the market value of WTI crude oil.

(13)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(14)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(15)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(22)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(23)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(24)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail convenience store industry to measure in-store, or non-fuel, operating results.